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                                                                    EXHIBIT 99.1

                                  PRESS RELEASE

                      UNIVERSAL AUTOMOTIVE INDUSTRIES, INC.
                   ISSUES LETTER TO SHAREHOLDERS AND CUSTOMERS

July 9, 2003, Alsip Illinois - Universal Automotive Industries, Inc. (NASDAQ:
UVSL and UVSLW) today announced that it will be mailing the attached mid-year letter from Arvin Scott, its President and CEO, to Shareholders and Customers, addressing the status of its business:

To Our Shareholders and Customers:

         Typically I write to you just once a year -- but these have not been typical times. Coming off the heels of a profitable year in 2002, where we were beginning to feel the wind at our backs, it's discouraging to have lost some momentum due to factors beyond our control. So, I want to take the opportunity at the mid-year mark to review some of the initiatives that have been implemented to right our business and share with you some of our plans for the balance of 2003 aimed at bringing Universal Automotive Industries to performance levels that will result in sustained profitability.

         As we have noted before, in 2002, Universal was negatively impacted by a sales decline that was primarily a result of consolidation among auto part distributors and retailers and pricing deflation in the brake drum and rotor segment. We were able to mitigate these lost sales and margins due to cost containment efforts and reflect a modest profit in the year.

         During the months of April, May and June of 2003, the company suffered significant supply chain challenges in its core product line of brake drums and rotors. These fill rate declines were due primarily to a fire that occurred at the location of a key supplier in late February and were further exacerbated by late shipments from a secondary supplier. I am pleased to report that we now believe we have this situation under control and expect that Universal's supply chain fill rates during the first weeks of July will return to historic 90 percent levels. However, to respond to softer sales due to the inability to fill orders, we have implemented additional aggressive cost controls throughout the organization that are expected to save us between $550,000 and $700,000 on an annualized basis.

         I believe strongly that we are able to successfully meet our challenges head on by leveraging the expertise we have built over the course of the last 15 months with new key executives whose industry experience compliments the myriad talents of existing Universal employees. Guided by this bolstered team, additional restructuring efforts have included workforce reductions, productivity improvements at our manufacturing locations, the divestiture of certain non-performing businesses, the refinancing of debt and salary reductions at the executive management level.

         In addition to the initiatives implemented thus far, we have engaged an outside strategic advisor to augment our efforts and help refine our strategic plan to fundamentally strengthen the company from the bottom up. I am confident that they will provide important insight and advisory services to enable us to better leverage Universal's infrastructure and core competencies. Part of this strategy might include evaluating certain key acquisitions subject to availability of financing. Such moves will be considered very selectively to ensure they advance our goal of strengthening our position as a leading automotive brake part supplier to distributors and retailers in the United States.

         To further reinforce our balance sheet and provide capital for general corporate purposes, in early July 2003, we completed a private placement of securities to an accredited investor in the gross aggregate amount of $1.55 million. Under terms of the financing, Universal Automotive provided the investor with a two-year deferred interest convertible unsecured note, 50 percent of which is convertible into common shares at any time following 180 days after the closing date of the transaction. The remaining 50 percent of the note will be convertible at any time following 300 days after the closing. The note will be convertible into common shares at a conversion price equal to 100 percent of the volume weighted average sales price for ten trading days immediately prior to the related


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notice of conversion and carries additional warrants. For additional information regarding the private placement please refer to the company's Form 8K as filed with the Securities and Exchange Commission and available on its website. Reedland Capital Partners, an institutional division of Financial West Group, acted as placement agent in the transaction.

         We are determined to bring the company to a level of sustained profitability and to generate a return on shareholder equity that mirrors the high intrinsic value that we believe exists within the company. Achieving this objective will take some time. For fiscal 2003, we expect to report a net loss in the range of $550,000 to $1.0 million due, primarily, to the supply chain problems reported earlier. However, with these fill rate problems behind us, we believe we are in a better position to implement our strategic plan.

         Our paramount goal, however, is to maintain what we believe is Universal's unparalleled reputation for being responsive to customers' needs. As we move forward, we plan to enhance customer satisfaction to ensure that our highly skilled, world-class customer service team is available to answer any questions that may arise -- recognizing that, to build market share, we must, in addition to manufacturing and distributing quality products, stay in close contact with our customers in order to retain a competitive edge and foster life-long business partners.

         In conclusion, we want to express our sincere appreciation to our employees, our customers and our shareholders for supporting us through a challenging time. We have a definitive plan to emerge from these challenges a solid, viable company deeply committed to supplying world class brake parts to a growing automotive aftermarket. I look forward to reporting to you on our progress during the months ahead.

Sincerely,

Arvin Scott
President and Chief Executive Officer
July 9, 2003

This communication contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by safe harbors created hereby. Such forward-looking statements involve known and unknown risks, uncertainties (including those risk factors referenced in the Company's filings with the Securities and Exchange Commission and the risks that the Company will not be able to recover from the challenges presented by its recent supply chain problems and the risk that projections are susceptible to numerous factors outside the Company's control), and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance, or achievements of the Company expressed or implied by such forward-looking statements.